Ply Gem Completes Acquisition of CertainTeed’s vinyl window and patio door business.

Kearney, MO, October 1, 2007 – Ply Gem Industries, Inc. and its private equity sponsor, Caxton-Iseman Capital, Inc., have announced the completion of Ply Gem’s previously announced acquisition of CertainTeed Corporation’s vinyl window and patio door business.  CertainTeed’s vinyl window business is a leading manufacturer of premium vinyl windows and doors and produces windows for the residential new construction and remodeling markets and produces and sells window lineals to licensed window fabricators in the Eastern United States.  The CertainTeed vinyl window and patio door business operates three fabrication facilities which are located in Auburn, WA, Corona, CA, and Sacramento, CA.

The acquisition was completed on September 30, 2007 and was financed through a combination of cash on hand and borrowings against Ply Gem’s $75 million revolving credit facility.

Gary E. Robinette, President and Chief Executive Officer of Ply Gem, said, "This acquisition will enable us to capitalize on attractive market opportunities in the West , while  strengthening  our national presence in the windows and doors market.  This transaction will enable Ply Gem to provide our customers with window products for virtually any new construction or home improvement project in any area of the country. CertainTeed Window and Door products are extremely well respected in the marketplace and will complement Ply Gem’s existing window and door product offering.”

Robert A. Ferris, a Managing Director of Caxton-Iseman Capital, said, "The acquisition of CertainTeeds’ vinyl window business with its great products and manufacturing footprint in the West presents Ply Gem with exciting new opportunities.  Since we acquired Ply Gem in 2004, we have been very pleased by the company’s performance and growth trajectory.  We continue to be impressed with the quality of the Ply Gem business and its leadership team as they continue to demonstrate strong financial performance against the challenging market conditions that currently exist in the residential housing market. We look forward to working with Ply Gem’s management team to continue building the business."

About Ply Gem

Ply Gem Industries, headquartered in Kearney, Missouri, manufactures and markets a range of products for use in the residential new construction, do-it-yourself and professional renovation markets. Principal products include vinyl siding, windows, patio doors, fencing, railing, decking and accessories and aluminum window and siding products marketed under the MW, Patriot, Alenco, Great Lakes, Mastic, Alcoa Home Exteriors, Variform, Napco, Kroy and CWD brand names.

About Caxton-Iseman Capital

Caxton-Iseman Capital, Inc. is a New York-based private equity firm. In addition to Ply Gem, its portfolio companies include Buffets Inc., a leading owner and operator of buffet-style restaurants; Electrograph Systems, Inc., a leading national value-added distributor of display technology solutions; Valley National Gases, Inc., the largest independent distributor of industrial, specialty and medical gases; American Residential Services L.L.C., one of the nation’s leading providers of HVAC and plumbing services; KIK Custom Products, one of North America’s largest custom manufacturer of consumer products; and Prodigy Health Group, Inc., a heath care service company.  Caxton-Iseman’s investment vehicles have available capital in excess of $2 billion.

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